Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Thomas Cooke
(314) 378-7800
tcooke@fast-fwd.net
Earnings Release
RELIANCE BANCSHARES, INC. ANNOUNCES FOURTH QUARTER AND YEAR-END 2010 RESULTS
•	Net loss of $48.5 million for 2010, including a $26.1 million non-cash charge to establish a valuation allowance for deferred tax assets.

•	Loss before taxes of $37.2 million for 2010, compared to $46.0 million loss before taxes for 2009.

•	Net interest income increased $2.9 million for the year to $40.5 million, up 7.8%.

•	Loss before taxes of $12.2 million for the fourth quarter 2010, compared to a $24.4 million loss before taxes for the fourth quarter of 2009.
ST. LOUIS, MARCH 11, 2011 — Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its 2010 results and reports a net loss of $48.5 million, including a $26.1 million non-cash charge to establish a valuation allowance for deferred tax assets. The Company’s financial results were driven largely by stresses related to the commercial real estate sector in the Florida and St. Louis metropolitan markets. The Company has proactively implemented elevated standards of credit management including stringent asset review and risk management processes and as a result, continued to increase its reserve for possible loan losses to $37.3 million, a $5.1 million increase over year-end 2009. This reserve represents 3.84% of outstanding loans; for year-end 2009, the reserve represented 2.83% of outstanding loans. The 2010 provision for loan loss was $41.5 million compared to $53.5 million in 2009, a reduction of 22.4%. The net interest income increased $2.9 million for the year to $40.5 million, up 7.8%.
Total assets as of December 31, 2010 were $1.3 billion. This represents a 15.7% decrease compared to 2009. Loans decreased 14.9% or $169.9 million for the year ended December 31, 2010. Total deposits decreased $185.9 million, or 14.7% to $1.1 billion for the year ended December 31, 2010. The decrease in deposits was a result of focusing on core deposit relationships and less reliance on rate sensitive deposits. Non-performing loans totaled 17.6% of outstanding loans as of December 31, 2010, compared to 6.3% at year-end 2009. The increase in the allowance for loan losses was due to additional reserves needed for credits that have been identified by management to have deteriorated and provide for uncertainty in the recent economy.

Originated In
	Florida	All Other	Total
Net charge-offs (year-to-date 12/31/2010)	15.8 million	20.6 million	36.4 million
Net charge-offs (year-to-date 12/31/2009)	23.0 million	12.5 million	35.5 million
Non-performing loans (12/31/2010)	26.3 million	144.8 million	171.1 million
Non-performing loans (12/31/2009)	25.4 million	46.7 million	72.1 million
Non-performing assets* (12/31/2010)	41.6 million	160.5 million	202.1 million
Non-performing assets* (12/31/2009)	44.5 million	56.7 million	101.2 million
Outstanding loans originated in respective markets (12/31/2010)	51.1 million	919.2 million	970.3 million
*Non-performing Assets are comprised on Non-performing Loans, Non-performing Investments and Other Real Estate Owned
The Company reports the fourth quarter 2010 results to be a net loss of $33.7 million, including a $26.1 million non-cash charge to establish a valuation allowance for deferred tax assets. The fourth quarter 2010 provision for loan loss was $7.0 million compared to the fourth quarter 2009 of $25.8 million, a decrease of $72.9%. Net interest income for the quarter ended December 31, 2010, decreased by $.202 million, or 2.1%. During the fourth quarter of 2010 net charge-offs were $8.9 million compared to the fourth quarter of 2009 when net charge-offs were $19.8 million, a reduction of 55.1%.

Originated In
	Florida	All Other	Total
Net charge-offs (quarter ended 12/31/2010)	4.4 million	4.5 million	8.9 million
Net charge-offs (quarter ended 12/31/2009)	10.6 million	9.2 million	19.8 million
Non-performing loans (12/31/2010)	26.3 million	144.8 million	171.1 million
Non-performing loans (9/30/2010)	18.8 million	100.4 million	119.2 million
Non-performing assets* (12/31/2010)	41.6 million	160.5 million	202.1 million
Non-performing assets* (9/30/2010)	39.3 million	116.4 million	155.7 million
*Non-performing Assets are comprised on Non-performing Loans, Non-performing Investments and Other Real Estate Owned
In February 2011, Reliance Bank entered into a Consent Order agreement with the regulatory authorities. The agreement imposes various restrictions and requirements, including provisions to maintain minimum Tier 1 capital of 8%, maintain minimum Total Risk Based capital of 12%, limit executive salary increases and dividends subject to prior regulatory approval, develop a liquidity and contingency funding plan, decline new or renewed brokered deposits and provide quarterly progress reports.
The Consent Order will remain in effect until modified or terminated by the applicable regulatory authority. Reliance Bank does not expect the actions called for by the Consent Order to change its business strategy in any material respect, although it may have the effect of limiting or delaying its ability or plans to expand. Management has taken various actions to comply with the Consent Order and will diligently endeavor to take all actions necessary for compliance.

During the first quarter of 2011 the Company will close its loan production offices in Houston, Texas and Chandler, Arizona. These efforts are part of the Company’s strategy of refocusing resources into the Bank’s core markets, preserving capital and reducing costs. Existing customers in these markets will continue to be serviced from the Company’s St. Louis headquarters.
     “During the past year we made significant progress towards improving our financial performance, despite extraordinary economic conditions in the banking industry,” said Allan D. Ivie IV, Chairman and Chief Executive Officer of Reliance Bancshares, Inc. We are encouraged by the marked improvement in our pretax loss that resulted from implementing elevated standards of credit management. Although 2011 will be another challenging year, I am confident our newly assembled leadership team and dedicated Reliance employees have the discipline and expertise to continue improving our results.”
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area. The company’s total assets as of December 31, 2010, was approximately $1.3 Billion. For more information about the company, visit www.reliancebankstl.com.
Forward Looking Statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” “intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risk and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.
For Additional Information Contact:
Reliance Bancshares, Inc.
Thomas T. Cooke
(314) 378-7800
tcooke@reliancebankstl.com

	December 31,	December 31,
BALANCE SHEETS	2010	2009

ASSETS
Cash and due from banks	$8,364	$11,929
Short-term investments	18,800	15,768
Debt and equity investments	241,599	284,120
Loans	970,289	1,140,219
Less reserve for loan losses	(37,301)	(32,222)

Net loans	932,988	1,107,997

Premises and equipment, net	35,778	42,211
Goodwill and identifiable intangible assets	1,270	1,286
Other real estate owned	30,851	29,086
Other assets	26,375	44,311

Total assets	$1,296,025	$1,536,708

LIABILITIES & EQUITY
Noninterest bearing deposits	61,288	71,830
Interest bearing deposits	1,018,871	1,194,231

Total deposits	1,080,159	1,266,061
Short-term borrowings	15,178	12,697
Long-term FHLB borrowings	93,000	104,000
Other liabilities	3,441	4,281

Total liabilities	1,191,778	1,387,039
Stockholders’ equity	104,247	149,669

Total liabilities & equity	$1,296,025	$1,536,708

	For the Twelve	For the Twelve	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	Dec 31, 2010	Dec 31, 2009	Dec 31, 2010	Dec. 31, 2009

Total interest income	$64,146	$76,589	$14,193	$18,437
Total interest expense	23,637	39,005	4,900	8,942

Net interest income	40,509	37,584	9,293	9,495
Provision for loan losses	41,492	53,450	6,969	25,750
Net after provision	(983)	(15,866)	2,324	(16,255)

NONINTEREST INCOME
Service charges on deposits	910	976	225	262
Gain (loss) sale of securities	288	1,346	—	540
Other income	2,309	1,603	720	411

Total noninterest income	3,507	3,925	945	1,213

NONINTEREST EXPENSE
Salaries and benefits	13,602	13,868	3,642	3,232
Other real estate expense	13,148	6,163	8,471	2,334
Occupancy and equipment	4,215	4,257	947	925
FDIC assessment	2,860	2,745	642	409
Data processing	1,662	1,950	415	451
Other	4,254	5,063	1,385	2,029

Total noninterest expense	39,741	34,046	15,502	9,380

Loss before taxes	(37,217)	(45,987)	(12,233)	(24,422)

Income tax expense (benefit)	11,312	(16,630)	21,440	(9,122)

Net loss	$(48,529)	$(29,357)	$(33,673)	$(15,300)

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